Exhibit 99.1

Medbox Closes Escrow, Completes Agreement

To Purchase 320-Acres of Agricultural Land in Colorado

- Company in Discussions with Local Licensed Growers of Hemp and Marijuana -

- Cultivation Expected to Begin in 2015 Third Quarter,

With Initial Harvest of Hemp Expected by Year-End -

(Los Angeles, CA, August 10, 2015) — Medbox, Inc. (OTCQB: MDBX), a provider of specialized services to the cannabis sector, including operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved, today reported it has closed escrow, completing the previously announced agreement on the purchase of 320-acres of agricultural land in Pueblo, Colorado for approximately $5 million.

Medbox also reported that it is in late stage discussions with local licensed growers, initially for the cultivation on the property of hemp plants, followed by marijuana, and has selected and is in final negotiations with a general contractor for the build-out. Medbox will provide advisory services to the growers on operations matters, ensuring proper oversight and compliance.

Cultivation of hemp is expected to begin during the third quarter of 2015, with the initial harvest by the end of this year. Plans call for growing and harvesting the first crops of marijuana for sale by the grower directly to dispensaries during the first half of 2016.

“We are pleased to have completed this landmark transaction on what we believe will be one of the largest cultivation centers in Colorado,” said Jeff Goh, who was promoted to President and interim Chief Executive Officer of Medbox in July 2015. “Our goal is to assure high-quality product for patients, as we build a significant, profitable long-term revenue base for the benefit of all stakeholders.”

Under terms of the land-purchase agreement, Medbox made a $500,000 down payment. The remaining $4.5 million is being financed.

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged. For more information about the company or to explore partnership, please visit www.medbox.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, the start of cultivation and timing of the first harvest and building a significant, profitable long-term revenue base, are based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and

Exhibit 99.1

economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com